UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Supon, Michael F.
   One Gateway Center, 19th Floor
   Pittsburgh, PA  15222
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Vice President and General Manager Electrodes and Graphite Specialty Products
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  Common Stock, $0.01 par v|      |    | |                  |   |           |5,000              |D     |                           |
alue                       |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Employee Stock Optio|$15.75  |     |    | |           |   |(1)  |7/31/|Common Stock|       |       |4,000       |D  |            |
ns                    |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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  Employee Stock Optio|$22.375 |     |    | |           |   |(1)  |4/1/0|Common Stock|       |       |10,000      |D  |            |
ns                    |        |     |    | |           |   |     |7    |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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 Employee Stock Option|$21.5312|5/1/0|H   | |10,000     |D  |(1)  |7/31/|Common Stock|       |       |5,000       |D  |            |
s (Right to Buy)      |5       |0    |    | |           |   |     |08   |            |       |       |            |   |            |
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Employee Stock Options|$13.9375|5/1/0|H   | |20,000     |D  |     |7/31/|Common Stock|       |       |            |   |            |
 (Right to Buy)       |        |0    |    | |           |   |     |09   |            |       |       |            |   |            |
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Employee Stock Options|$5.53125|5/1/0|H   | |16,000     |D  |     |2/28/|Common Stock|       |       |            |   |            |
 (Right to Buy)       |        |0    |    | |           |   |     |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options outstanding are fully vested and exercisable.
Note: Effective May 1, 2000, the Reporting Person is no longer employed by the Company.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
June 12, 2000